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                                  EXHIBIT 10.1

                         AMENDED AND RESTATED AGREEMENT
                          FOR STANDBY LETTER OF CREDIT

         This Agreement is entered into as of December 23, 1993, between Bank of America National Trust and Savings Association ("Bank") and McClatchy Newspapers, Inc. ("Borrower") with respect to the following:

              A. Bank has issued standby letter of credit no. 124066 on behalf of Borrower in the present amount of Five Million Eight Hundred Sixty Thousand Two Hundred Eighty-Eight Dollars ($5,860,288) (Which, together with any renewals or amendments thereto, is hereinafter referred to as the "Letter of Credit")

              B. The Letter of Credit was issued pursuant to the terms of an Agreement for Standby Letter of Credit between Bank and Borrower dated as of December 29, 1989 (the "Existing Agreement").

Bank and Borrower hereby agree as follows:

1.       The Existing Agreement is replaced and superseded with this Agreement.

2. Borrower hereby requests and Bank agrees to make a loan to Borrower in connection with the Letter of Credit. The amount of the loan will be equal to the outstanding amount of the Letter of Credit. The loan will be disbursed only to pay drawings under the Letter of Credit. (Each such disbursement is referred to as an "advance").

3. Each advance will bear interest payable monthly at the Bank's Reference Rate. The Reference Rate is the rate of interest publicly announced from time to time by the Bank in San Francisco, California, as its Reference Rate. The Reference Rate is set by the Bank based on various factors, including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Reference Rate. Any change in the Reference Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank's Reference Rate.

Interest will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest payable than if a 365-day year were used.

Each advance will mature on the earlier of either (a) thirty (30) days from the date it was disbursed, or (b) when any event specified in Paragraph 6 below occurs. Upon the Bank's request, following any advance Borrower will execute and deliver to Bank a promissory note which includes these terms.





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4.       So long as any undisbursed portion of the loan remains available,
Borrower will pay Bank a commitment fee. The fee is payable quarterly in advance. It is computed from the issuance date of the Letter of Credit on the undisbursed portion of the loan at the annual rate of three eighths (.375%) and on the basis of a three hundred sixty (360) day year and actual days elapsed. (This results in a higher fee payable than if a three hundred sixty-five (365) day year were used.) The Borrower agrees that Bank will not refund any portion of the commitment fee paid for any quarter during which (a) the Letter of Credit expires or otherwise terminates, or (b) the undisbursed amount is reduced by drawings or by amendment.

5. If the cost to Bank of issuing or maintaining the Letter of Credit increases because of any reserves, special deposits, FDIC assessments or similar requirements imposed on Bank, Borrower agrees to pay Bank on demand an additional amount sufficient to compensate bank for the increased cost, as determined by Bank.

6. Bank has the right to make all outstanding principal balances of advances and interest on advances immediately due and payable if any of the following events occurs:

                 (1) Borrower defaults on any payment of principal, interest, or commitment fee under this agreement;

                 (2) Any bankruptcy or similar proceeding is filed by or against Borrower.

If at the time any such event occurs any portion of the loan is still undisbursed (that is, if the Letter of Credit is still in effect and has not been completely drawn against) , Borrower will, upon Bank's demand, pay Bank for application to drawings under the Letter of Credit the entire undisbursed amount of the loan. Any amount so paid that has not been drawn on before the expiration date of the Letter of Credit will be repaid to Borrower without interest.

7. Neither Bank nor Bank's correspondents will be in any way responsible for the beneficiary's performance of its obligations to Borrower, nor for the form, sufficiency, correctness, genuineness, falsification or legal effect of or authority of persons signing any documents called for under the Letter of Credit if these documents appear on their fact to be in order.

Borrower understands that the risk to Borrower is greater if Borrower requests a clean Standby Letter of Credit rather than a documentary Standby Letter of Credit. With a clean Standby Letter of Credit, the beneficiary need not provide support documents to receive payments.





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8.       Subject to the laws, customs and practices of the trade in the area where the beneficiary is located, the Letter of Credit will be subject to, and performance under the Letter of Credit by Bank, Bank's correspondents, and the beneficiary will be governed by the "Uniform Customs and Practice for Documentary Credits (1983 Revision), International Chamber of Commerce, Publication No. 400," or by later Uniform Customs and Practice fixed by later Congresses of the International Chamber of Commerce as in effect on the date the Letter of Credit is issued.

9. Borrower agrees that all directions and correspondence regarding the Letter of Credit will be sent at Borrower's risk. Bank is not responsible for any inaccuracy, interruption, error or delay in transmission or delivery by post, courier or teletransmission or for any inaccuracy of translation.

10. So long as the Letter of Credit is issued and outstanding, and until full and final payment of the principal and interest of any loan disbursed to pay drawings under the Letter of Credit, Borrower shall provide the following financial information and statements and such additional information as requested by the Bank from time to time:

         (a) Within 120 days of Borrower's fiscal year-end, Borrower's annual consolidated financial statements. These financial statements must be audited (with an unqualified opinion) by a Certified Public Accountant acceptable to the Bank.

         (b) Within 45 days of the period's end, Borrower's consolidated quarterly statements. These financial statements may be Borrower-prepared.

This Agreement is executed as of the date stated at the top of the first page.

Bank of America National Trust         McClatchy Newspapers, Inc.
and Savings Association
By:  /s/ John Grauten                  By:  /s/ James P. Smith
     ----------------                       -----------------------
     John Grauten                           James P. Smith
     Vice President                         Vice President, Finance